Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

AECOM Technology Corporation

AECOM Technology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the Corporation is AECOM Technology Corporation.  The Corporation was originally incorporated under the name The Riley Company, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 31, 1980.

2.             Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation and has been duly adopted in accordance with the provisions of said Section 242 and 245.

3.             The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

FIRST:  The name of the Corporation is AECOM Technology Corporation.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may he organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares which the Corporation shall have authority to issue is 308,000,000 divided into 300,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 8,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law, the provisions of this Article FOURTH and the Bylaws of the Corporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions hereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           The number of shares constituting that series and the distinctive designation of that series;

(b)           The dividend rate or rates, if any, or the manner of determining the dividend rate or rates, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)           Any other relative rights, preferences and limitations of that series.

1.             COMMON STOCK.  The shares of Common Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

(a)           Voting Rights.  The holders of the Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise provided by law, the holders of Common Stock, together with the holders of any series of Preferred Stock having the right to vote as a class with the Common Stock, shall vote together as one class on all matters to be voted on by the Corporation’s stockholders.

(b)           Dividends.  Except with respect to any preferential dividends of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board out of funds legally available for such purpose.

(c)           Conversion Rights.  The Common Stock shall be convertible, at the option of the holder, to such other classes of stock of the Corporation or debt instruments, if any, as the Board of Directors may, at its sole discretion, determine from time to time.

2.             CLASS B STOCK.  There is hereby established a series of Preferred Stock designated Class B Stock (the “Class B Stock”) which will consist of the number of shares and have the following powers, preferences, rights, qualifications, limitations and restrictions set forth below:

(a)           Number of Shares.  The number of shares of Class B Stock shall be 5,000,000.

(b)           Limitation as to Ownership.  The Shares of Class B Stock may only be issued to and held by the Trustee of the AECOM Technology Corporation Supplemental Trust.

(c)           Voting Rights.  Except as otherwise provided in this Section 2(c), the holders of the Class B Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise provided by law or herein, the holders of Class B Stock, together with the holders of the Common Stock and any other series of Preferred Stock having the right to vote as a class with the Common Stock, shall vote together as one class on all matters to be voted on by the Corporation’s stockholders.

(d)           Dividends.  The holders of Class B Stock shares shall not be entitled to receive any dividends.

(e)           Liquidation Preference.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Class B Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount equal to $.01 per share of Class B Stock (the “Liquidation Preference”), and no more, before any payment shall be made or any assets distributed to holders of any class of Common Stock. If upon such liquidation, dissolution or winding up, the available assets of the Corporation for distribution to the holders of capital stock shall be insufficient to permit the payment to such holders of Class B Stock of the full preferential amount as set forth in this Section 2(e), then the entire remaining assets of the Corporation available to be distributed to the holders of the capital stock shall be distributed ratably among the holders of the Class B Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this clause.

(f)            Redemption at the Option of the Corporation.  The Corporation may at any time redeem the whole or any portion of the outstanding shares of Class B Stock by paying therefor in cash an amount per share equal to the Liquidation Preference of a share of Class B Stock (the “Redemption Price”). At least 10 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), the Corporation shall mail, postage prepaid, to the holders of record of the shares of Class B Stock at the address of each such holder as it appears on the books of the Corporation, a notice (the “Class B Stock Notice”) specifying the Redemption Date and the number of shares held by such holder to be redeemed. On and after the Redemption Date, each holder of shares of Class B Stock shall surrender to the Corporation the certificate or certificates evidencing such shares at the principal executive offices of the Corporation and shall thereupon be paid in cash an amount equal to the number of shares of Class B Stock surrendered multiplied by the Redemption Price. If the Class B Stock Notice shall have been given as provided herein and if on the Redemption Date funds necessary for the redemption shall be available therefor, then on and after the Redemption Date the certificate or certificates representing the shares of Class B Stock shall represent solely the right to receive the Redemption Price.

(g)           Conversion.  The holders of Class B Stock shall have no conversion rights whatsoever.

(h)           Status of Redeemed or Repurchased Shares.  All shares of Class B Stock redeemed or repurchased by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

(i)            No Sinking Fund.  The shares of Class B Stock shall not be subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.

3.             CONVERTIBLE PREFERRED STOCK.  There is hereby established a series of Preferred Stock designated Convertible Preferred Stock (the “Convertible Preferred Stock”) which will consist of the number of shares and have the following powers, preferences, rights, qualifications, limitations and restrictions set forth below:

(a)           Number of Shares.  The number of shares of Convertible Preferred Stock shall be 2,500,000.

(b)           Limitation as to Ownership.  The shares of Convertible Preferred Stock may only be issued and held as provided in Section 6.10 of the Corporation’s Bylaws.

(c)           Voting Rights.  Except as otherwise provided in this Section 1(c), the holders of the Convertible Preferred Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise provided by law or herein, the holders of Convertible Preferred Stock, together with the holders of the Common Stock and any other series of Preferred Stock having the right to vote as a class with the Common Stock, shall vote together as one class on all matters to be voted on by the Corporation’s stockholders. If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Corporation will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more otter series of preferred stock ranking on a parity with the Convertible Preferred stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

(d)           Dividends.  The holders of the Convertible Preferred Stock shall be entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth in this Section 3(d), Dividends on the Convertible Preferred Stock shall be payable quarterly on each January 1, April 1, July 1 and October 1 of each year (each a “Dividend Payment Date”). Dividends payable on the Convertible Preferred Stock for any period greater or less than a full year shall be computed on the basis of a 365-day year, The Applicable Rate shall be set, as of September 30 of each year for the ensuing 12-month period, by the independent appraiser engaged by the Trustee of the Corporation’s Stock Investment Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to par. In making that determination, the appraiser shall consider the credit worthiness of the Corporation (to determine the “spread” over 12-month U.S. Treasury Bills) and prevailing market rates (i.e. return on 12-month U.S. Treasury Bills).

(e)           Liquidation Preference.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount equal to $100.00 per share of Convertible Preferred Stock (the “Liquidation Preference”), plus any accrued and unpaid dividends to such date, and no more, before any payment shall be made or any assets distributed to holders of any class of Common Stock. If upon such liquidation, dissolution or winding up, the available assets of the Corporation for distribution to the holders of capital stock shall be insufficient to permit the payment to such holders of Preferred Stock of the full preferential amount as set forth in this Section 3(e), then the entire remaining assets of the Corporation available to be distributed to the holders of the capital stock shall be distributed ratably among the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this clause.

(f)            Redemption at the Option of the Corporation.  After a share of the Convertible Preferred Stock has been issued and outstanding for not less than three years, the Corporation may redeem the whole or any portion of such outstanding shares of Convertible Preferred Stock by paying therefor in cash an amount per share equal to one hundred two and one-half percent (102.5%) of the Liquidation Preference of a share of Convertible Preferred Stock (the “Redemption Price”). At least 30 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), the Corporation shall mail, postage prepaid, to the holders of record of the shares of Convertible Preferred Stock at the address of each such holder as it appears on the books of the Corporation, a notice (the “Convertible Preferred Stock Notice”) specifying the Redemption Date and the number of shares held by such holder to be redeemed. On and after the Redemption Date, each holder of shares of Convertible Preferred Stock shall surrender to the Corporation the certificate or certificates evidencing such shares at the principal executive offices of the Corporation and shall thereupon be paid in cash an amount equal to the number of shares of Convertible Preferred Stock surrendered multiplied by the Redemption Price, plus any accrued and unpaid dividends to the Redemption Date. If the Convertible Preferred Stock Notice shall have been given as provided herein and if on the Redemption Date funds necessary for the redemption shall be available therefor, then on and after the Redemption Date the certificate or certificates representing the shares of Convertible Preferred Stock shall represent solely the right to receive the Redemption Price.

(g)           Conversion.  After a share of Convertible Preferred Stock shall have been issued and outstanding for not less than one year, on each January 1, April 1, July 1 and October 1 (a “Preferred Conversion Date”), the holder of such shares of Convertible Preferred Stock may convert some or all of such shares of Convertible Preferred Stock held into shares of the Corporation’s Common Stock. The number of shares of the Corporation’s Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Corporation’s Common Stock on the applicable Preferred Conversion Date.

(h)           Status of Redeemed, Repurchased, or Converted Shares.  All shares of Convertible Preferred Stock redeemed or repurchased by the Corporation or converted into shares of the Corporation’s Common Stock shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

(i)            No Sinking Fund.  The shares of Convertible Preferred Stock shall not be subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.

FIFTH:  (a)             The number of directors constituting the entire Board shall be not less than three nor more than fifteen as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be nine until otherwise fixed by a majority of the entire Board.

(b)           The Board shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 2001, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board for any reason, and any directorships resulting from any increase in the number of directors, may be filed by the Board, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c)           Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of the Corporation may be removed at any time, but only for cause. Notwithstanding the foregoing, and except at otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of section (c) of this Article FIFTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

SIXTH:  The Board shall have power, without stockholder action, to make Bylaws for the Corporation and to amend, alter or repeal any Bylaws.

The powers and authorities herein conferred upon the Board are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the Bylaws of the Corporation.

To the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the personal liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated; provided, however, that such personal liability shall not be eliminated hereby (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this provision shall have become effective pursuant to Sections 242, 245 and 103 of the General Corporation Law of the State of Delaware. Elimination of such personal liability is not intended to eliminate or narrow any protection otherwise applicable to directors.

SEVENTH:  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

EIGHTH:  In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, any Business Combination (as defined below) shall require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation represented and voting at a duly held meeting at which a quorum is present. Such affirmative vote shall be required notwithstanding the fact that no vote may otherwise be required, or that some lesser percentage may be specified by law or in any agreement or otherwise.

The term “Business Combination” as used in this Article shall mean any of the following:

(i)                                     any merger of the Corporation into, or any consolidation of the Corporation with, any other firm, corporation or entity (a “person”), other than any corporation of which a majority of the Voting Securities (as defined below) is owned directly or indirectly by the Corporation; or

(ii)                                  any sale, lease, exchange or other transfer to any individual or person of all or substantially all of the assets of the Corporation (other than a mortgage or pledge of the assets of the Corporation) in one or more related transactions; or

(iii)                               the adoption of any plan for the liquidation or dissolution of the Corporation.

For purposes of this Article, Voting Securities shall mean all shares of the capital stock of such corporation entitled to vote generally in the election of directors.

NINTH:  Elections of directors need not be by ballot unless the Bylaws of the Corporation provide otherwise.

TENTH:  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this 15th day of June, 2011.

AECOM TECHNOLOGY CORPORATION

By:	/s/ David Y. Gan
Vice President
Assistant General Counsel